Exhibit 4.4

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made as of [•], 2020, by and among Mavenir plc, a public limited company organized under the laws of England and Wales with company number 12955698 and its registered office address at 11th Floor 200 Aldersgate Street, London, United Kingdom, EC1A 4HD (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”.

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.3 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.4 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees or consultants of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan (including any registration on Form S-8 or similar form) or any registration filed to cover issuances pursuant to a dividend reinvestment plan; (ii) a registration relating to an SEC Rule 145 transaction or where securities are sold other than for cash (including any registration on Form S-4 or similar form); (iii) a registration on any form that does not include the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, including any offering of securities other than Registrable Securities; or (iv) a registration in which the only ordinary shares of the Company being registered is ordinary shares issuable upon conversion of debt securities that are also being registered.

1.5 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.6 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.7 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.8 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

1.9 “IPO” means the firm commitment underwritten registered public offering of the Company’s shares in connection with which the shares first become listed on the NYSE or The NASDAQ Stock Market.

1.10 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.11 “Registrable Securities” means the Class A Ordinary Shares, par value $0.001 per share, of the Company issued to the Holder upon exercise of the Warrant Deed, and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction. Shares held by or on behalf of a Holder which (a) have been sold to or through a broker, dealer or underwriter in a distribution to the public or otherwise on or through the facilities of the national securities exchange, national securities association or automated quotation system on which the Company’s capital stock is listed, (b) are subject to a registration statement with respect to the sale of such shares has become effective under the Securities Act and such shares have been disposed of in accordance with such registration statement, or (c) are eligible for sale under Rule 144 promulgated under the Securities Act, in each case of clauses (a) through (c) above will not be considered Registrable Securities for purposes of the piggyback provisions of this Agreement.

1.12 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.9(b) hereof.

1.13 “SEC” means the Securities and Exchange Commission.

1.14 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.15 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.16 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.17 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder.

1.18 “Warrant Deed” means that certain Warrant Deed relating to Mavenir Group Holdings Limited originally dated December 16, 2019, as amended and restated on February 5, 2020 and [•], 2020 (and as further amended, supplemented or otherwise modified from time to time).

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Company Registration. If the Company proposes to register any of its ordinary shares under the Securities Act in connection with the public offering of such securities by the Company solely for cash (other than in an Excluded Registration or the IPO), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within ten (10) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.2, use commercially reasonable efforts to cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.4.

2.2 Underwriting Requirements; SEC Cutback.

(a) In connection with any offering involving an underwriting of ordinary shares of the Company pursuant to Section 2.1, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters or managing underwriter in their or its sole discretion determine will not jeopardize or adversely affect the success, timing, pricing, and/or marketability of the offering by the Company. If the total number of securities, including Registrable Securities, requested to be included in such offering exceeds the number of securities to be sold that the underwriters or managing underwriter in their or its reasonable discretion determine is compatible with the success of the offering, then the Company and the Holders agree that the Registrable Securities held by the Holders shall be removed from such offering to the extent the underwriters or managing underwriter in their or its sole discretion determine is required to not jeopardize the success, timing, pricing and/or marketability of the offering (which removal may include all Registrable Securities requested by the Holders to be included in such offering). If the underwriters or managing underwriter determine that less than all of the Registrable Securities requested to be registered can be included in such offering in their or its sole discretion, then any Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. For purposes of the provision in this Section 2.2 concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(b) If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a registration statement (alone or together with previously or subsequently registered securities) is not eligible to be made on the form or in the manner proposed by the Company in such registration statement, the Company in its sole discretion may remove from the registration statement such portion of the Registrable Securities and/or agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of the Exchange Act and/or the Securities Act. Any cut-back imposed on the Holders pursuant to this Section 2.2(b) shall be allocated among the Holders on a pro rata basis, unless the applicable restrictions otherwise require or provide or the Holders otherwise agree.

2.3 Furnish Information and Cooperation; Obligations of Holders. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities and otherwise cooperate with the Company and execute such documents and certificates as reasonably required to effect the registration of such Holder’s Registrable Securities. The Holders agree that, upon receipt of written notice from the Company of any stop order, or suspension of any registration statement covering Registrable Securities, the suspension of the qualification of any Registrable Securities for sale in any jurisdiction, or that any prospectus included in a registration statement includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Holders will immediately discontinue disposition of Registrable Securities pursuant to any registration statement(s) covering such Registrable Securities. The Holders also covenant and agree that they will comply with the prospectus delivery requirements of the Securities Act or an exemption therefrom in connection with sales of Registrable Securities pursuant to a registration statement.

2.4 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.5 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.6 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder and each Person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder or controlling Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder or controlling Person for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.

(c) Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel reasonably satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.6, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.6, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

2.7 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such reporting requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company (unless otherwise available electronically at no additional charge via the SEC’s Electronic Data Gathering, Analysis and Retrieval system or any successor system known as “EDGAR”); and (iii) such other information as may be reasonably requested in availing any Holder of SEC Rule 144.

2.8 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter or underwriters, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the managing underwriter or underwriters (such period not to exceed one hundred eighty (180) days in the case of the IPO or ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for ordinary shares held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of securities, in cash, or otherwise. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.8 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters or managing underwriter in connection with such registration that are consistent with this Section 2.8 or that are necessary to give further effect thereto.

2.9 Restrictions on Transfer.

(a) The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144, in each case, to be bound by the terms of this Agreement.

(b) Each certificate, instrument, or book entry representing Registrable Securities and each certificate issued in exchange for or upon the transfer of any Registrable Securities (unless such Registrable Securities would no longer be Registrable Securities after such transfer) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.9.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required in connection if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Section 2.9. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.9(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.10 Termination of Registration Rights. The right of any Holder to request inclusion of Registrable Securities in any registration pursuant to Section 2.1 shall terminate upon the third (3rd) anniversary of the IPO.

3. Miscellaneous.

3.1 Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

3.2 Counterparts. This Agreement may be executed in multiple counterparts, including by means of facsimile, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

3.3 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, mail, email, fax or air courier guaranteeing delivery:

(a) If to the Company, to:

Mavenir plc

11th Floor, 200 Aldersgate Street

London, United Kingdom,

EC1A 4HD

Attention: the Directors

Email: legalnotices@mavenir.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, CA 94104

USA

Attention: Vijay Sekhon; Ayo Badejo

Email: vsekhon@sidley.com; abadejo@sidley.com

or to such other person or address as the Company shall furnish to the Holders in writing.

(b) If to any Holder, to such address as indicated on the Schedule of Investors attached as Schedule A hereto or to such other person or address as the Holder shall furnish to the Company in writing.

All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time of delivery by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if mailed domestically in the United States (and five business days if mailed internationally); when sent, if by email; when receipt acknowledged, if faxed; and on the business day for which delivery is guaranteed, if timely delivered to an air courier guaranteeing such delivery.

3.5 Amendments. This Agreement may be amended only by an instrument in writing executed by the Company and the Holders holding a majority of the Registrable Securities collectively held by them. Any such amendment will apply to all Holders equally, without distinguishing between them.

3.6 Severability. The invalidity or unenforceability of any specific provision of this Agreement shall not invalidate or render unenforceable any of its other provisions. Any provision of this Agreement held invalid or unenforceable shall be deemed reformed, if practicable, to the extent necessary to render it valid and enforceable and to the extent permitted by law and consistent with the intent of the parties to this Agreement.

3.7 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby. The registration rights granted under this Agreement supersede any registration, qualification or similar rights with respect to any of the shares granted to one or more Holders under any other agreement, and any of such preexisting registration rights are hereby terminated.

3.8 Dispute Resolution. The parties to this Agreement hereby agree to submit to the jurisdiction of the courts of the United States District Court for the Southern District of New York and appellate courts thereof in any action or proceeding arising out of or relating to this Agreement.

3.9 No Assignment by Holders. No Holder shall be permitted to assign or transfer any right or obligation under this Agreement without the prior written consent of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

MAVENIR PLC

By:

Name:

Title:

INVESTORS:

[•]

By:

Name:

Title:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

SCHEDULE A

INVESTORS

Name and Address
Investor Name Address Phone Number Email [Counsel cc, if any]]

Investor Name Address Phone Number Email [Counsel cc, if any]]

Investor Name Address Phone Number Email [Counsel cc, if any]]